Exhibit 99.1

SALLIE MAE REPORTS THIRD-QUARTER FINANCIAL RESULTS

Loan Originations Up 29 Percent Compared to Year-Ago Quarter

NEWARK, Del., Oct. 19, 2011 — Sallie Mae (NYSE: SLM) today released third-quarter 2011 financial results highlighting increased student loan originations, lower delinquency rates and charge-offs, and declining operating expenses, as compared to third-quarter 2010.

“I am pleased by the strong growth in assets,” said Albert L. Lord, vice chairman and CEO, Sallie Mae. “Loan portfolio quality continues to improve, though the economic slump and long-term unemployment have reduced default recoveries, keeping us at conservative reserve levels.”

A $371 million “mark-to-market” unrealized loss on certain derivative contracts resulted in a $47 million GAAP third-quarter 2011 net loss ($.10 per diluted share), compared with a net loss of $495 million ($1.06 per diluted share) for the year-ago quarter. Last year’s third-quarter GAAP loss included mark-to-market losses of $269 million and a $660 million impairment of goodwill and intangibles. These mark-to-market losses and goodwill and intangible impairments are recognized in GAAP but not in core earnings results.

Core earnings for the quarter were $188 million ($.36 per diluted share), compared with $202 million ($.37 per diluted share) in the year-ago period. The company also reports results on a core earnings basis because management utilizes this information in making key business decisions.

Both GAAP and core earnings third-quarter 2011 results included the following: an additional $124 million ($.15 per diluted share) of provision for private education loan losses attributable to the adoption of recent accounting guidance for troubled debt restructurings (TDRs); and a $35 million ($.04 per diluted share) gain on the sale of the company’s discontinued purchased paper business.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

The $124 million cumulative effect due to TDR accounting resulted in a core loss for the quarter of $27 million, compared with a core loss of $3 million in the third-quarter 2010.

Loan delinquency and charge-off rates improved 12 percent and 31 percent, respectively, from the year-ago quarter, the fifth consecutive quarter of such improvements. Excluding the cumulative effect of adopting TDR accounting guidance, the provision for private education loan losses declined significantly year-over-year.

Highlights vs. third-quarter 2010 included:

•	Loan originations increased to $1.1 billion, up 29 percent from $835 million.

•	The portfolio, net of loan loss allowance, totaled $36.2 billion at Sept. 30, 2011, compared with $35.5 billion at Sept. 30, 2010.

•	Net interest margin, before loan loss provision, improved to 4.0 percent, up from 3.9 percent.

•	TDR adoption increased the provision for loan losses to $384 million, from $330 million a year ago.

•	Delinquencies of 90 days or more (as a percentage of loans in repayment) improved to 5.0 percent, vs. 5.7 percent.

•	The annual charge-off rate (as a percentage of loans in repayment) improved to 3.7 percent, vs. 5.4 percent.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Core earnings were $139 million in third-quarter 2011, compared with $131 million in the year-ago quarter. The improvement was driven by substantial FFELP loan acquisitions last year that have increased FFELP loan servicing revenue.

The company’s allocation of new customer loans awarded for servicing under its contract with the U.S. Department of Education recently increased from 22 percent to 26 percent for the current contract year ending Aug. 15, 2012. The increase was driven primarily by the company’s top ranking for default prevention performance results. Sallie Mae now provides service to 3.4 million loan customers on behalf of the Department of Education.

During the quarter, the company announced the launch of Sallie Mae Insurance Services, a new portfolio of insurance products designed to help families protect their investment in higher education. The new tuition, renters and student health insurance safeguards are offered both to families and to higher education institutions.

Federally Guaranteed Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing portfolio of FFELP loans.

Core earnings were $107 million in third-quarter 2011, compared with $108 million in the year-ago quarter.

Operating Expenses

Third-quarter operating expenses were $285 million in 2011, compared with $302 million in the year-ago quarter and $268 million in second-quarter 2011.

Operating expenses in third-quarter 2011 included $15 million related to the pending termination of the company’s defined benefit retirement plan and $8 million of servicing costs related to the $25 billion student loan portfolio acquisition at the end of last year. The company completed conversion of the acquired portfolio to its loan servicing system in October 2011 and expects servicing costs to continue to decline as a result.

Funding and Liquidity

On Oct. 5, 2011, Sallie Mae closed on a $3.4 billion asset-backed commercial paper facility which matures in January 2014. This facility will provide, subject to certain conditions, the financing to call the 2009-B and 2009-C private student loan trust securities at a reduced cost of funds. The securities are first callable in November 2011 and January 2012, respectively.

Dividend and Common Share Repurchase Program

In third-quarter 2011, Sallie Mae paid a common stock dividend of $.10 per share and repurchased 9.5 million common shares for $144 million. With this action, the company has fully utilized its previously announced $300 million share repurchase authorization acquiring a total of 19.1 million shares.

Guidance

The company expects 2011 results to be as follows:

•	Full year 2011 private education loan originations of $2.7 billion.

•	Quarterly operating expense of $250 million in fourth-quarter 2011.

•	Fully diluted 2011 core earnings per share of $1.80.

***

Sallie Mae reports financial results on a GAAP basis and also presents certain core earnings performance measures. The primary differences between the company’s pre-tax core earnings and GAAP results for the periods presented were the unrealized, mark-to-market losses on certain derivative contracts and the treatment of goodwill and acquired intangible asset amortization and impairment. The company’s management, equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (filed with the SEC on Feb. 28, 2011). Certain reclassifications have been made to the balances as of and for the three and nine months ended Sept. 30, 2010, to be consistent with classifications adopted for 2011, and had no effect on net income, total assets, or total liabilities.

***

Presentation slides for the conference call discussed below, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

The company will host an earnings conference call tomorrow, Oct. 20, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial (877) 356-5689 (USA and Canada) or dial (706) 679-0623 (international) and use access code 13091568 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. Investors may access a replay of the conference call via the company’s website within one hour after the call’s conclusion. A telephone replay may be accessed two hours after the call’s conclusion through Nov. 3, by dialing (855) 859-2056 (USA and Canada) or (404) 537-3406 (international) with access code 13091568.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on its business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NYSE: SLM) is the nation’s No. 1 financial services company specializing in education. Serving 25 million customers, Sallie Mae offers innovative savings tools, tuition payment plans and education loans that promote responsible financial habits and reward success. Through its subsidiaries, the company manages or services $238 billion in education loans and administers $35 billion in 529 college savings plans. Members of its Upromise college savings rewards program have earned $625 million to help pay for college. Sallie Mae is also one of the leading financial service providers for universities and governments at all levels, including supporting $8 billion in ecommerce transactions annually at nearly 1,000 campuses. More information is available at www.SallieMae.com. SLM Corporation and its subsidiaries, commonly known as Sallie Mae, are not sponsored by or agencies of the United States of America.

# # #

CONTACT:

Media	Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com
Martha Holler, (302) 283-4036, martha.holler@SallieMae.com
Investors	Steve McGarry, (302) 283-4074, steven.mcgarry@SallieMae.com
Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com

Selected Financial Information and Ratios

	Quarters Ended			Nine Months Ended
(Dollars and shares in millions, except per share data)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

GAAP Basis
Net income (loss)	$(47)	$(6)	$(495)	$122	$83
Diluted earnings (loss) per common share	$(.10)	$(.02)	$(1.06)	$.21	$.06
Weighted average shares used to compute diluted earnings (loss) per share	511	524	485	526	486
Return on assets	(.10)%	(.01)%	(1.00)%	.09%	.06%

“Core Earnings” Basis(1)
“Core Earnings” net income	$188	$260	$202	$708	$627
“Core Earnings” diluted earnings per common share(2)	$.36	$.48	$.37	$1.32	$1.17
Weighted average shares used to compute diluted earnings per share	517	530	528	526	527
“Core Earnings” return on assets	.39%	.54%	.41%	.49%	.43%

Other Operating Statistics
Ending FFELP Loans, net	$140,659	$142,635	$146,593	$140,659	$146,593
Ending Private Education Loans, net	36,157	35,753	35,542	36,157	35,542

Ending total student loans, net	$176,816	$178,388	$182,135	$176,816	$182,135

Average student loans	$178,620	$180,783	$184,139	$181,242	$183,424

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

(2)

Preferred dividends of $15 million and $44 million, applicable to our convertible Series C Preferred Stock, were added back to the numerator in the three and nine months ended September 30, 2010, respectively, in computing diluted earnings per share, as the Series C Preferred Stock was dilutive on a “Core Earnings” basis. The Series C Preferred Stock was fully converted to common shares on December 15, 2010.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: FFELP Loans, Consumer Lending, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definitions and Limitations”).

GAAP Statements of Income (Unaudited)

	Quarters Ended			September 30, 2011 vs. June 30, 2011 Increase (Decrease)		September 30, 2011 vs. September 30, 2010 Increase (Decrease)
(Dollars in millions, except per share data)	September 30, 2011	June 30, 2011	September 30, 2010	$	%	$	%
Interest income:
FFELP Loans	$858	$850	$885	$8	1%	$(27)	(3)%
Private Education Loans	609	600	611	9	2	(2)	—
Other loans	5	5	7	—	—	(2)	(29)
Cash and investments	4	5	8	(1)	(20)	(4)	(50)

Total interest income	1,476	1,460	1,511	16	1	(35)	(2)
Total interest expense	591	592	639	(1)	—	(48)	(8)

Net interest income	885	868	872	17	2	13	1
Less: provisions for loan losses	409	291	358	118	41	51	14

Net interest income after provisions for loan losses	476	577	514	(101)	(18)	(38)	(7)
Other income (loss):
Gains on sales of loans and securities, net	—	—	1	—	—	(1)	(100)
Losses on derivative and hedging activities, net	(480)	(510)	(344)	30	(6)	(136)	40
Servicing revenue	95	93	93	2	2	2	2
Contingency revenue	84	86	84	(2)	(2)	—	—
Gains on debt repurchases	—	—	18	—	—	(18)	(100)
Other income (loss)	1	3	(4)	(2)	(67)	5	125

Total other income (loss)	(300)	(328)	(152)	28	(9)	(148)	97
Expenses:
Operating expenses	285	268	302	17	6	(17)	(6)
Goodwill and acquired intangible assets impairment and amortization expense	6	6	670	—	—	(664)	(99)
Restructuring expenses	1	2	10	(1)	(50)	(9)	(90)

Total expenses	292	276	982	16	6	(690)	(70)
Loss from continuing operations before income tax benefit	(116)	(27)	(620)	(89)	330	504	(81)
Income tax benefit	(46)	(10)	(126)	(36)	360	80	(63)

Net loss from continuing operations	(70)	(17)	(494)	(53)	312	424	(86)
Income (loss) from discontinued operations, net of tax expense (benefit)	23	11	(1)	12	109	24	2,400

Net income (loss)	(47)	(6)	(495)	(41)	683	448	(91)
Preferred stock dividends	5	4	19	1	25	(14)	(74)

Net loss attributable to common stock	$(52)	$(10)	$(514)	$(42)	420%	$462	(90)%

Basic earnings (loss) per common share:
Continuing operations	$(.14)	$(.04)	$(1.06)	$(.10)	250	$.92	(87)
Discontinued operations	.04	.02	—	.02	100	.04	100

Total	$(.10)	$(.02)	$(1.06)	$(.08)	400%	$.96	(91)%

Diluted earnings (loss) per common share:
Continuing operations	$(.14)	$(.04)	$(1.06)	$(.10)	250%	$.92	(87)%
Discontinued operations	.04	.02	—	.02	100	.04	100

Total	$(.10)	$(.02)	$(1.06)	$(.08)	400%	$.96	(91)%

Dividends per common share	$.10	$.10	$—	$—	—%	$.10	100%

GAAP Statements of Income (Unaudited)

	Nine Months Ended September 30,		Increase (Decrease)
(Dollars in millions, except per share data)	2011	2010	$	%
Interest income:
FFELP Loans	$2,584	$2,568	$16	1%
Private Education Loans	1,813	1,751	62	4
Other loans	17	23	(6)	(26)
Cash and investments	14	19	(5)	(26)

Total interest income	4,428	4,361	67	2
Total interest expense	1,777	1,739	38	2

Net interest income	2,651	2,622	29	1
Less: provisions for loan losses	1,003	1,099	(96)	(9)

Net interest income after provisions for loan losses	1,648	1,523	125	8
Other income (loss):
Gains on sales of loans and securities, net	—	7	(7)	(100)
Losses on derivative and hedging activities, net	(1,231)	(331)	(900)	272
Servicing revenue	286	314	(28)	(9)
Contingency revenue	248	252	(4)	(2)
Gains on debt repurchases	38	199	(161)	(81)
Other income	25	7	18	257

Total other income (loss)	(634)	448	(1,082)	(242)
Expenses:
Operating expenses	857	899	(42)	(5)
Goodwill and acquired intangible assets impairment and amortization expense	18	689	(671)	(97)
Restructuring expenses	6	53	(47)	(89)

Total expenses	881	1,641	(760)	(46)
Income from continuing operations before income tax expense	133	330	(197)	(60)
Income tax expense	44	232	(188)	(81)

Net income from continuing operations	89	98	(9)	(9)
Income (loss) from discontinued operations, net of tax expense (benefit)	33	(15)	48	320

Net income	122	83	39	47
Preferred stock dividends	13	56	(43)	(77)

Net income attributable to common stock	$109	$27	$82	304%

Basic earnings (loss) per common share:
Continuing operations	$.15	$.09	$.06	67%
Discontinued operations	.06	(.03)	.09	300

Total	$.21	$.06	$.15	250%

Diluted earnings (loss) per common share:
Continuing operations	$.15	$.09	$.06	67%
Discontinued operations	.06	(.03)	.09	300

Total	$.21	$.06	$.15	250%

Dividends per common share	$.20	$—	$.20	100%

GAAP Balance Sheet (Unaudited)

(Dollars in millions, except per share data)	September 30, 2011	June 30, 2011	September 30, 2010
Assets
FFELP Loans (net of allowance for losses of $189; $189 and $189, respectively)	$140,659	$142,635	$125,938
FFELP Stafford Loans Held-For-Sale	—	—	20,655
Private Education Loans (net of allowance for losses of $2,167; $2,043 and $2,035, respectively)	36,157	35,753	35,542
Cash and investments	4,950	5,284	6,993
Restricted cash and investments	5,847	6,075	5,838
Goodwill and acquired intangible assets, net	484	480	488
Other assets	9,447	10,130	10,653

Total assets	$197,544	$200,357	$206,107

Liabilities
Short-term borrowings	$31,745	$30,766	$45,389
Long-term borrowings	156,810	160,765	153,004
Other liabilities	4,207	3,815	3,140

Total liabilities	192,762	195,346	201,533

Commitments and contingencies

Equity
Preferred stock, par value $.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million; and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million; and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Series C: 7.25% mandatory convertible preferred stock: 0; 0; and 810 thousand shares, respectively, issued at liquidation preference of $1,000 per share	—	—	810
Common stock, par value $.20 per share, 1.125 billion shares authorized:
529 million; 529 million; and 554 million shares, respectively, issued	106	106	111
Additional paid-in capital	4,127	4,114	5,128
Accumulated other comprehensive loss, net of tax benefit	(20)	(30)	(44)
Retained earnings (loss)	315	418	(123)

Total SLM Corporation stockholders’ equity before treasury stock	5,093	5,173	6,447
Common stock held in treasury: 20 million; 10 million and 68 million shares, respectively	319	170	1,873

Total SLM Corporation stockholders’ equity	4,774	5,003	4,574
Noncontrolling interest	8	8	—

Total equity	4,782	5,011	4,574

Total liabilities and equity	$197,544	$200,357	$206,107

Consolidated Earnings Summary — GAAP-basis

Three Months Ended September 30, 2011 Compared with Three Months Ended September 30, 2010

For the three months ended September 30, 2011 and 2010, net loss was $47 million, or $.10 diluted loss per common share, and $495 million, or $1.06 diluted loss per common share, respectively. The decrease in net loss was primarily due to $660 million of goodwill and intangible asset impairment charges, which were partially non-tax deductible, recorded in the third quarter of 2010. This was partially offset by a $136 million increase in net losses on derivative and hedging activities and $124 million of additional provision for loan losses in connection with adopting new accounting guidance in the third quarter of 2011 related to troubled debt restructurings (“TDRs”).

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income increased by $13 million primarily as a result of incremental net interest income from the acquisition of $25 billion of securitized loans on December 31, 2010, which was partially offset by higher funding costs.

•

Provisions for loan losses increased by $51 million as a result of $124 million of additional provision related to the implementation of new accounting guidance for TDRs (see “Consumer Lending Segment — Private Education Loans Provision for Loan Losses and Charge-offs” for a further discussion). Excluding the impact of this new accounting guidance, provision for loan losses would have decreased by $73 million as a result of overall improvements in credit quality and delinquency and charge-off trends.

•

Net losses on derivatives and hedging activities increased by $136 million. The primary factors affecting the change in losses were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during the period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivatives and hedging activities may vary significantly in future periods.

•

Gains on debt repurchases decreased $18 million year-over-year as we repurchased less debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Operating expenses decreased $17 million primarily due to our ongoing cost savings initiative. The third quarter of 2011, which is typically our seasonal peak, included $8 million of third-party servicing expenses related to the $25 billion loan portfolio acquisition on December 31, 2010 and $15 million of expense related to the pending termination of our defined benefit pension plan. The third quarter of 2010 included $7 million of litigation contingency expense.

•

Restructuring expenses decreased $9 million primarily as a result of the substantial completion of our plan for restructuring we initiated during 2010 in response to legislation ending FFELP. Restructuring our operations in response to the elimination of FFELP required us to significantly reduce our operations and related operating costs associated with the origination of FFELP Loans. Restructuring expenses associated with continuing operations under this plan were $1 million in the third quarter of 2011 and $10 million in the third quarter of 2010. We currently expect to incur an estimated $5 million of additional restructuring costs through 2012. The majority of these expenses will be severance costs.

•

The effective tax rates for the third quarters of 2011 and 2010 were 40 percent and 20 percent, respectively. The change in the effective tax rate in the third quarter of 2011 compared with the third quarter of 2010 was primarily driven by non-tax deductible goodwill impairments recorded in the third quarter of 2010.

•

Net income from discontinued operations, in the three months ended September 30, 2011 increased $24 million primarily due to the sale of our Purchased Paper — Non-Mortgage portfolio resulting in a $35 million gain in the third quarter. Our Purchased Paper businesses are presented as discontinued operations for the current and prior periods.

Nine Months Ended September 30, 2011 Compared with Nine Months Ended September 30, 2010

For the nine months ended September 30, 2011 and 2010, net income was $122 million, or $.21 diluted earnings per common share, and $83 million, or $.06 diluted earnings per common share, respectively. The increase in net income for the nine months ended September 30, 2011 as compared with the prior year period was primarily due to $660 million of goodwill and intangible asset impairment charges, which were partially non-tax deductible, recorded in the year-ago period and a $96 million decrease in the provisions for loan losses. This was partially offset by a $900 million increase in net losses on derivative and hedging activities and a $161 million decrease in gains on debt repurchases.

The primary contributors to each of the identified drivers of changes in net income for the current nine-month period compared with the year-ago nine-month period are as follows:

•

Net interest income increased by $29 million primarily the result of incremental net interest income from the acquisition of $25 billion of securitized student loans on December 31, 2010, which was partially offset by higher funding costs.

•

Provisions for loan losses decreased by $96 million. Excluding the effect of the $124 million of additional provision related to the implementation of new accounting guidance for TDRs (see “Consumer Lending Segment — Private Education Loans Provision for Loan Losses and Charge-offs” for further discussion), the provision for loan losses would have decreased by $220 million as a result of overall improvements in credit quality and delinquency and charge-off trends.

•

Net losses on derivatives and hedging activities increased by $900 million primarily due to interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during the period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivatives and hedging activities may vary significantly in future periods.

•

Servicing revenue decreased by $28 million primarily due to 2010 legislation that eliminated the origination of new FFELP Loans, thereby eliminating Guarantor issuance fees on new FFELP Loans. Outstanding FFELP Loans on which we earn additional fees also declined.

•

Gains on debt repurchases decreased $161 million as we repurchased less debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Other income increased by $18 million primarily due to an increase in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “losses on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Operating expenses decreased $42 million primarily as a result of our cost saving initiative. The first nine months of 2011 included $33 million of third-party servicing expenses related to the $25 billion loan portfolio acquisition on December 31, 2010, $12 million of litigation contingency expenses, $11 million from the acceleration of stock compensation and $15 million of expense related to the pending termination of our defined benefit pension plan. The first nine months of 2010 included $9 million of restructuring related impairments and $30 million of litigation contingency expenses.

•	Restructuring expenses decreased $47 million primarily the result of the substantial completion of our plan for restructuring the Company initiated during 2010 in response to legislation ending FFELP.

•

The effective tax rates for the nine months ended September 30, 2011 and 2010 were 33 percent and 70 percent, respectively. The change in the effective tax rate in the first nine months of 2011 compared with the year-ago period was primarily driven by the impact of non-tax deductible goodwill impairments recorded in the first nine months of 2010.

•

Net income from discontinued operations for the nine months ended September 30, 2011 was $33 million compared with a net loss from discontinued operations of $15 million for the nine months ended September 30, 2010. The change was primarily driven by a $35 million gain realized from the sale of our Purchased Paper — Non-Mortgage portfolio in the third quarter of 2011 and higher than expected collections during the first nine months of 2011.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we internally review when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items adjusted for in our “Core Earnings” presentations are: (1) our use of derivatives instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section entitled “‘Core Earnings’ — Definition and Limitations —Differences between ‘Core Earnings’ and GAAP” below.

The following tables show “Core Earnings” for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	Quarter Ended September 30, 2011
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$711	$609	$—	$—	$—	$1,320	$147	$1,467
Other loans	—	—	—	5	—	5	—	5
Cash and investments	1	2	3	1	(3)	4	—	4

Total interest income	712	611	3	6	(3)	1,329	147	1,476
Total interest expense	354	204	—	16	(3)	571	20	591

Net interest income (loss)	358	407	3	(10)	—	758	127	885
Less: provisions for loan losses	21	384	—	4	—	409	—	409

Net interest income (loss) after provisions for loan losses	337	23	3	(14)	—	349	127	476
Servicing revenue	20	16	242	—	(183)	95	—	95
Contingency revenue	—	—	84	—	—	84	—	84
Gains on debt repurchases	—	—	—	—	—	—	—	—
Other income (loss)	—	—	11	8	—	19	(498)	(479)

Total other income (loss)	20	16	337	8	(183)	198	(498)	(300)
Expenses:
Direct operating expenses	188	82	119	2	(183)	208	—	208
Overhead expenses	—	—	—	77	—	77	—	77

Operating expenses	188	82	119	79	(183)	285	—	285
Goodwill and acquired intangible assets impairment and amortization expense	—	—	—	—	—	—	6	6
Restructuring expenses	—	—	1	—	—	1	—	1

Total expenses	188	82	120	79	(183)	286	6	292

Income (loss) from continuing operations, before income tax expense (benefit)	169	(43)	220	(85)	—	261	(377)	(116)
Income tax expense (benefit)(3)	62	(16)	81	(31)	—	96	(142)	(46)

Net income (loss) from continuing operations	107	(27)	139	(54)	—	165	(235)	(70)
Income from discontinued operations, net of taxes	—	—	—	23	—	23	—	23

Net income (loss)	$107	$(27)	$139	$(31)	$—	$188	$(235)	$(47)

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$127	$—	$127
Total other loss	(498)	—	(498)
Goodwill and acquired intangible assets impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(371)	$(6)	(377)

Income tax benefit			(142)

Net loss			$(235)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended June 30, 2011
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$721	$600	$—	$—	$—	$1,321	$129	$1,450
Other loans	—	—	—	5	—	5	—	5
Cash and investments	1	2	2	2	(2)	5	—	5

Total interest income	722	602	2	7	(2)	1,331	129	1,460
Total interest expense	357	201	—	14	(2)	570	22	592

Net interest income (loss)	365	401	2	(7)	—	761	107	868
Less: provisions for loan losses	23	265	—	3	—	291	—	291

Net interest income (loss) after provisions for loan losses	342	136	2	(10)	—	470	107	577
Servicing revenue	21	15	244	—	(187)	93	—	93
Contingency revenue	—	—	86	—	—	86	—	86
Gains on debt repurchases	—	—	—	—	—	—	—	—
Other income (loss)	—	—	11	3	—	14	(521)	(507)

Total other income (loss)	21	15	341	3	(187)	193	(521)	(328)
Expenses:
Direct operating expenses	192	73	121	—	(187)	199	—	199
Overhead expenses	—	—	—	69	—	69	—	69

Operating expenses	192	73	121	69	(187)	268	—	268
Goodwill and acquired intangible assets impairment and amortization expense	—	—	—	—	—	—	6	6
Restructuring expenses	—	1	—	1	—	2	—	2

Total expenses	192	74	121	70	(187)	270	6	276

Income (loss) from continuing operations, before income tax expense (benefit)	171	77	222	(77)	—	393	(420)	(27)
Income tax expense (benefit)(3)	63	28	82	(29)	—	144	(154)	(10)

Net income (loss) from continuing operations	108	49	140	(48)	—	249	(266)	(17)
Income from discontinued operations, net of taxes	—	—	—	11	—	11	—	11

Net income (loss)	$108	$49	$140	$(37)	$—	$260	$(266)	$(6)

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$107	$—	$107
Total other loss	(521)	—	(521)
Goodwill and acquired intangible assets impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(414)	$(6)	(420)

Income tax benefit			(154)

Net loss			$(266)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended September 30, 2010
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$748	$611	$—	$—	$—	$1,359	$137	$1,496
Other loans	—	—	—	7	—	7	—	7
Cash and investments	3	4	4	1	(4)	8	—	8

Total interest income	751	615	4	8	(4)	1,374	137	1,511
Total interest expense	386	206	—	11	(4)	599	40	639

Net interest income (loss)	365	409	4	(3)	—	775	97	872
Less: provisions for loan losses	25	330	—	3	—	358	—	358

Net interest income (loss) after provisions for loan losses	340	79	4	(6)	—	417	97	514
Servicing revenue	17	17	223	—	(164)	93	—	93
Contingency revenue	—	—	84	—	—	84	—	84
Gains on debt repurchases	—	—	—	18	—	18	—	18
Other income (loss)	1	—	13	5	—	19	(366)	(347)

Total other income (loss)	18	17	320	23	(164)	214	(366)	(152)
Expenses:
Direct operating expenses	182	99	121	2	(164)	240	—	240
Overhead expenses	—	—	—	62	—	62	—	62

Operating expenses	182	99	121	64	(164)	302	—	302
Goodwill and acquired intangible assets impairment and amortization expense	—	—	—	—	—	—	670	670
Restructuring expenses	8	2	—	—	—	10	—	10

Total expenses	190	101	121	64	(164)	312	670	982

Income (loss) from continuing operations, before income tax expense (benefit)	168	(5)	203	(47)	—	319	(939)	(620)
Income tax expense (benefit)(3)	60	(2)	72	(14)	—	116	(242)	(126)

Net income (loss) from continuing operations	108	(3)	131	(33)	—	203	(697)	(494)
Loss from discontinued operations, net of taxes	—	—	—	(1)	—	(1)	—	(1)

Net income (loss)	$108	$(3)	$131	$(34)	$—	$202	$(697)	$(495)

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2010
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$97	$—	$97
Total other loss	(366)	—	(366)
Goodwill and acquired intangible assets impairment and amortization	—	670	670

Total “Core Earnings” adjustments to GAAP	$(269)	$(670)	(939)

Income tax benefit			(242)

Net loss			$(697)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Nine Months Ended September 30, 2011
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$2,168	$1,813	$—	$—	$—	$3,981	$416	$4,397
Other loans	—	—	—	17	—	17	—	17
Cash and investments	3	7	8	4	(8)	14	—	14

Total interest income	2,171	1,820	8	21	(8)	4,012	416	4,428
Total interest expense	1,080	603	—	46	(8)	1,721	56	1,777

Net interest income (loss)	1,091	1,217	8	(25)	—	2,291	360	2,651
Less: provisions for loan losses	67	924	—	12	—	1,003	—	1,003

Net interest income (loss) after provisions for loan losses	1,024	293	8	(37)	—	1,288	360	1,648
Servicing revenue	66	48	731	—	(559)	286	—	286
Contingency revenue	—	—	248	—	—	248	—	248
Gains on debt repurchases	—	—	—	64	—	64	(26)	38
Other income (loss)	—	—	31	14	—	45	(1,251)	(1,206)

Total other income (loss)	66	48	1,010	78	(559)	643	(1,277)	(634)
Expenses:
Direct operating expenses	575	237	368	10	(559)	631	—	631
Overhead expenses	—	—	—	226	—	226	—	226

Operating expenses	575	237	368	236	(559)	857	—	857
Goodwill and acquired intangible assets impairment and amortization expense	—	—	—	—	—	—	18	18
Restructuring expenses	1	2	2	1	—	6	—	6

Total expenses	576	239	370	237	(559)	863	18	881

Income (loss) from continuing operations, before income tax expense (benefit)	514	102	648	(196)	—	1,068	(935)	133
Income tax expense (benefit)(3)	189	37	238	(71)	—	393	(349)	44

Net income (loss) from continuing operations	325	65	410	(125)	—	675	(586)	89
Income from discontinued operations, net of taxes	—	—	—	33	—	33	—	33

Net income (loss)	$325	$65	$410	$(92)	$—	$708	$(586)	$122

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$360	$—	$360
Total other income (loss)	(1,277)	—	(1,277)
Goodwill and acquired intangible assets impairment and amortization	—	18	18

Total “Core Earnings” adjustments to GAAP	$(917)	$(18)	(935)

Income tax benefit			(349)

Net loss			$(586)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Nine Months Ended September 30, 2010
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$2,135	$1,751	$—	$—	$—	$3,886	$433	$4,319
Other loans	—	—	—	23	—	23	—	23
Cash and investments	6	11	13	2	(13)	19	—	19

Total interest income	2,141	1,762	13	25	(13)	3,928	433	4,361
Total interest expense	1,104	562	—	33	(13)	1,686	53	1,739

Net interest income (loss)	1,037	1,200	13	(8)	—	2,242	380	2,622
Less: provisions for loan losses	76	1,004	—	19	—	1,099	—	1,099

Net interest income (loss) after provisions for loan losses	961	196	13	(27)	—	1,143	380	1,523
Servicing revenue	53	57	696	1	(493)	314	—	314
Contingency revenue	—	—	252	—	—	252	—	252
Gains on debt repurchases	—	—	—	199	—	199	—	199
Other income (loss)	1	—	37	16	—	54	(371)	(317)

Total other income (loss)	54	57	985	216	(493)	819	(371)	448
Expenses:
Direct operating expenses	557	265	373	7	(493)	709	—	709
Overhead expenses	—	—	—	190	—	190	—	190

Operating expenses	557	265	373	197	(493)	899	—	899
Goodwill and acquired intangible assets impairment and amortization expense	—	—	—	—	—	—	689	689
Restructuring expenses	42	5	5	1	—	53	—	53

Total expenses	599	270	378	198	(493)	952	689	1,641

Income (loss) from continuing operations, before income tax expense (benefit)	416	(17)	620	(9)	—	1,010	(680)	330
Income tax expense (benefit)(3)	148	(6)	222	4	—	368	(136)	232

Net income (loss) from continuing operations	268	(11)	398	(13)	—	642	(544)	98
Loss from discontinued operations, net of taxes	—	—	—	(15)	—	(15)	—	(15)

Net income (loss)	$268	$(11)	$398	$(28)	$—	$627	$(544)	$83

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2010
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$380	$—	$380
Total other income (loss)	(371)	—	(371)
Goodwill and acquired intangible assets impairment and amortization	—	689	689

Total “Core Earnings” adjustments to GAAP	$9	$(689)	(680)

Income tax benefit			(136)

Net loss			$(544)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income (loss), and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
“Core Earnings”	$188	$260	$202	$708	$627
“Core Earnings” adjustments:
Net impact of derivative accounting	(371)	(414)	(269)	(917)	9
Net impact of goodwill and acquired intangibles	(6)	(6)	(670)	(18)	(689)

Total “Core Earnings” adjustments before income tax effect	(377)	(420)	(939)	(935)	(680)
Net income tax effect	142	154	242	349	136

Total “Core Earnings” adjustments	(235)	(266)	(697)	(586)	(544)

GAAP net income (loss)	$(47)	$(6)	$(495)	$122	$83

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused primarily by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP. To a lesser extent, these periodic unrealized gains and losses are also a result of ineffectiveness recognized related to effective hedges. These unrealized gains and losses occur in our FFELP Loans, Consumer Lending and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting on our net income for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 and for the nine months ended September 30, 2011 and 2010, when compared with the accounting principles employed in all years prior to the adoption of ASC 815 related to accounting for derivative financial instruments.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(480)	$(510)	$(344)	$(1,231)	$(331)
Plus: Realized losses on derivative and hedging activities, net(1)	228	185	182	598	613

Unrealized gains (losses) on derivative and hedging activities, net	(252)	(325)	(162)	(633)	282
Amortization of net premiums on Floor Income contracts in net interest income	(99)	(74)	(86)	(257)	(230)
Other derivative accounting adjustments to reflect economic impact	(20)	(15)	(21)	(27)	(43)

Total net impact derivative accounting(2)	$(371)	$(414)	$(269)	$(917)	$9

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

The derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 and for the nine months ended September 30, 2011 and 2010.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(246)	$(202)	$(223)	$(674)	$(656)
Net settlement income on interest rate swaps reclassified to net interest income	17	17	39	51	41
Foreign exchange derivatives losses reclassified to other income	1	—	—	—	1
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	2	25	1

Total reclassifications of realized losses on derivative and hedging activities	(228)	(185)	(182)	(598)	(613)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	(252)	(325)	(162)	(633)	282

Losses on derivative and hedging activities, net	$(480)	$(510)	$(344)	$(1,231)	$(331)

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Floor Income Contracts	$(356)	$(277)	$(88)	$(482)	$(111)
Basis swaps	57	25	38	76	364
Foreign currency hedges	43	(110)	(136)	(261)	(28)
Other	4	37	24	34	57

Total unrealized gains (losses) on derivative and hedging activities, net	$(252)	$(325)	$(162)	$(633)	$282

2)	Goodwill and Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. The following table summarizes the acquired intangible adjustments for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 and for the nine months ended September 30, 2011 and 2010.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
“Core Earnings” goodwill and acquired intangibles adjustments(1):
Goodwill and acquired intangibles impairment	$—	$—	$(660)	$—	$(660)
Amortization of acquired intangibles	(6)	(6)	(10)	(18)	(29)

Total “Core Earnings” goodwill and acquired intangibles adjustments	$(6)	$(6)	$(670)	$(18)	$(689)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011 vs. June 30, 2011	Sept 30, 2011 vs. Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011 vs. Sept. 30, 2010
“Core Earnings” interest income:
FFELP Loans	$711	$721	$748	(1)%	(5)%	$2,168	$2,135	2%
Cash and investments	1	1	3	—	(67)	3	6	(50)

Total “Core Earnings” interest income	712	722	751	(1)	(5)	2,171	2,141	1
Total “Core Earnings” interest expense	354	357	386	(1)	(8)	1,080	1,104	(2)

Net “Core Earnings” interest income	358	365	365	(2)	(2)	1,091	1,037	5
Less: provisions for loan losses	21	23	25	(9)	(16)	67	76	(12)

Net “Core Earnings” interest income after provisions for loan losses	337	342	340	(1)	(1)	1,024	961	7
Servicing revenue	20	21	17	(5)	18	66	53	25
Other income	—	—	1	—	(100)	—	1	(100)

Total other income	20	21	18	(5)	11	66	54	22
Direct operating expenses	188	192	182	(2)	3	575	557	3
Restructuring expenses	—	—	8	—	(100)	1	42	(98)

Total expenses	188	192	190	(2)	(1)	576	599	(4)

Income from continuing operations, before income tax expense	169	171	168	(1)	1	514	416	24
Income tax expense	62	63	60	(2)	3	189	148	28

“Core Earnings”	$107	$108	$108	(1)%	(1)%	$325	$268	21%

FFELP Loans Net Interest Margin

The following table shows the FFELP Loans “Core Earnings” basis net interest margin along with reconciliation to the GAAP-basis FFELP Loans net interest margin.

	Quarters Ended			Nine Months Ended
	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
“Core Earnings” basis FFELP student loan yield	2.55%	2.57%	2.53%	2.57%	2.54%
Hedged Floor Income	.27	.20	.23	.24	.22
Unhedged Floor Income	.09	.19	.05	.12	.02
Consolidation Loan Rebate Fees	(.65)	(.66)	(.56)	(.66)	(.57)
Repayment Borrower Benefits	(.13)	(.12)	(.08)	(.11)	(.09)
Premium amortization	(.14)	(.17)	(.16)	(.15)	(.18)

“Core Earnings” basis FFELP student loan net yield	1.99	2.01	2.01	2.01	1.94
“Core Earnings” basis FFELP student loan cost of funds	(.96)	(.96)	(.97)	(.96)	(.94)

“Core Earnings” basis FFELP student loan spread	1.03	1.05	1.04	1.05	1.00
“Core Earnings” basis FFELP other asset spread impact	(.06)	(.07)	(.10)	(.07)	(.09)

“Core Earnings” basis FFELP Loans net interest margin(1)	.97%	.98%	.94%	.98%	.91%

“Core Earnings” basis FFELP Loans net interest margin(1)	.97%	.98%	.94%	.98%	.91%
Adjustment for GAAP accounting treatment	.38	.32	.25	.35	.33

GAAP-basis FFELP Loans net interest margin(1)	1.35%	1.30%	1.19%	1.33%	1.24%

(1)	The average balances of our FFELP interest-earning assets for the respective periods are:

(Dollars in millions)
FFELP Loans	$141,848	$143,999	$147,822	$144,389	$146,937
Other interest-earning assets	4,784	4,982	5,522	4,927	5,610

Total FFELP “Core Earnings” basis interest-earning assets	$146,632	$148,981	$153,344	$149,316	$152,547

The increase in the “Core Earnings” basis FFELP Loans net interest margin of 7 basis points for the nine months ended September 30, 2011 compared with the nine months ended September 30, 2010 was primarily the result of an increase in Floor Income due to lower interest rates.

As of September 30, 2011, our FFELP Loan portfolio totaled approximately $140.7 billion, comprised of $51.7 billion of FFELP Stafford and $89.0 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 5.0 years and 9.2 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 5 percent and 3 percent, respectively.

FFELP Provisions for Loan Losses and Loan Charge-Offs

The following tables summarize the FFELP Loan provisions for loan losses and FFELP Loan charge-offs for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 and for the nine months ended September 30, 2011 and 2010.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
FFELP Loan provisions for loan losses	$21	$23	$25	$67	$76
FFELP Loan charge-offs	18	21	21	59	67

Operating Expenses — FFELP Loans Segment

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The increases in operating expenses in the three and nine months ended September 30, 2011 compared with the three and nine months ended September 30, 2010 were primarily the result of the increase in servicing costs related to the $25 billion loan portfolio acquisition on December 31, 2010. Operating expenses, excluding restructuring-related asset impairments, were 52 basis points and 49 basis points of average FFELP Loans in the quarters ended September 30, 2011 and 2010, respectively, and 53 basis points and 50 basis points for the nine months ended September 30, 2011 and 2010, respectively.

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011 vs. June 30, 2011	Sept. 30, 2011 vs. Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011 vs. Sept. 30, 2010
“Core Earnings” interest income:
Private Education Loans	$609	$600	$611	2%	—%	$1,813	$1,751	4%
Cash and investments	2	2	4	—	(50)	7	11	(36)

Total “Core Earnings” interest income	611	602	615	1	(1)	1,820	1,762	3
Total “Core Earnings” interest expense	204	201	206	1	(1)	603	562	7

Net “Core Earnings” interest income	407	401	409	1	—	1,217	1,200	1
Less: provisions for loan losses	384	265	330	45	16	924	1,004	(8)

Net “Core Earnings” interest income after provisions for loan losses	23	136	79	(83)	(71)	293	196	49
Servicing revenue	16	15	17	7	(6)	48	57	(16)
Direct operating expenses	82	73	99	12	(17)	237	265	(11)
Restructuring expenses	—	1	2	(100)	(100)	2	5	(60)

Total expenses	82	74	101	11	(19)	239	270	(11)

Income (loss) from continuing operations, before income tax expense (benefit)	(43)	77	(5)	(156)	760	102	(17)	700
Income tax expense (benefit)	(16)	28	(2)	(157)	700	37	(6)	717

“Core Earnings” (loss)	$(27)	$49	$(3)	(155)%	800%	$65	$(11)	691%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provisions for loan losses.

	Quarters Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
“Core Earnings” basis Private Education Student Loan yield	6.39%	6.29%	6.27%	6.34%	6.10%
Discount amortization	.18	.26	.40	.24	.32

“Core Earnings” basis Private Education Loan net yield	6.57	6.55	6.67	6.58	6.42
“Core Earnings” basis Private Education Loan cost of funds	(2.00)	(2.02)	(1.94)	(2.00)	(1.78)

“Core Earnings” basis Private Education Loan spread	4.57	4.53	4.73	4.58	4.64
“Core Earnings” basis other asset spread impact	(.54)	(.48)	(.86)	(.52)	(.81)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.03%	4.05%	3.87%	4.06%	3.83%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.03%	4.05%	3.87%	4.06%	3.83%
Adjustment for GAAP accounting treatment	(.09)	(.05)	.01	(.06)	.02

GAAP-basis Consumer Lending net interest margin(1)	3.94%	4.00%	3.88%	4.00%	3.85%

(1)	The average balances of our Consumer Lending interest-earning assets for the respective periods are:

(Dollars in millions)
Private Education Loans	$36,772	$36,784	$36,317	$36,853	$36,487
Other interest-earning assets	3,280	2,910	5,541	3,183	5,375

Total Consumer Lending “Core Earnings” basis interest-earning assets	$40,052	$39,694	$41,858	$40,036	$41,862

The increase in the “Core Earnings” basis Consumer Lending net interest margin over both the year-ago quarter and nine month period was primarily the result of a benefit from the decline in the average balance of our Other asset portfolio, which more than offset the effect of the lower discount amortization due to lower prepayment speeds. The size of the Other asset portfolio, which is primarily securitization trust restricted cash and cash held at Sallie Mae Bank (the “Bank”), has decreased significantly. This Other asset portfolio earns a negative yield and as a result, when its relative weighting decreases compared to the Private Education Loan portfolio, the overall net interest margin increases.

Private Education Loans Provision for Loan Losses and Charge-Offs

The following tables summarize the total Private Education Loans provision for loan losses and charge-offs for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 and for the nine months ended September 30, 2011 and 2010:

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Provision for Private Education Loan losses:
Provision for losses, excluding the impact of new TDR accounting guidance implemented in third-quarter 2011	$260	$265	$330	$800	$1,004
Provision for losses related to new TDR accounting guidance implemented in third-quarter 2011	124	—	—	124	—

Total provision for Private Education Loan losses	$384	$265	$330	$924	$1,004

Private Education Loan charge-offs	$272	$263	$348	$809	$968

We recorded an additional $124 million of provision for Private Education Loan losses for the quarter to reflect the cumulative, year-to-date effect of adopting new accounting rules related to troubled debt restructurings (“TDRs”). For a complete discussion of the effect of these new rules on our provision for Private Education Loan losses, see “Recently Adopted Accounting Standards – Troubled Debt Restructurings”.

In establishing the allowance for Private Education Loan losses for the quarter, we considered several additional emerging environmental factors with respect to our Private Education Loan portfolio. In particular, we continue to see improving credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio compared to the year-ago quarter. The overall delinquency rate has declined to 10.3 percent from 11.1 percent and the charge-off rate has declined to 3.7 percent from 5.4 percent compared to the year-ago quarter.

Apart from these overall improvements in credit quality, delinquency and charge-off trends, Private Education Loans which defaulted between 2008 and 2011 for which we have previously charged off estimated losses have, to varying degrees, not met our recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. Differences in actual future recoveries on these defaulted loans could affect our receivable for partially charged-off Private Education Loans. We have increased our provision for Private Education Loan losses for the quarter in the amount of $143 million to reflect these uncertainties. Continuing historically high unemployment rates may negatively affect future Private Education Loan default and recovery expectations over our estimated two-year loss confirmation period. Consequently, in accordance with our policy, we have also given consideration to these factors in projecting charge-offs for this period and establishing our allowance for Private Education Loan losses. We will continue to monitor defaults and recoveries in light of the continuing weak economy and high unemployment rates. For a more detailed discussion of our policy for determining the collectability of Private Education Loan and maintaining our allowance for Private Education Loan losses, see Note 2, “Significant Accounting Policies” to our Consolidated Financial Statements contained in our Form 10-K for the fiscal year ended December 31, 2010.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The decreases in operating expenses in the three and nine months ended September 30, 2011 compared with the three and nine months ended September 30, 2010 were primarily the result of our cost cutting initiatives. Operating expenses, excluding restructuring-related asset impairments, were 88 basis points and 108 basis points of average Private Education Loans in the quarters ended September 30, 2011 and 2010, respectively, and 86 basis points and 97 basis points of average Private Education Loans in the nine months ended September 30, 2011 and 2010, respectively.

Business Services Segment

The following tables include “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011 vs. June 30, 2011	Sept. 30, 2011 vs. Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011 vs. Sept. 30, 2010
Net interest income after provision	$3	$2	$4	50%	(25)%	$8	$13	(38)%
Servicing revenue:
Intercompany loan servicing	183	187	164	(2)	12	559	493	13
Third-party loan servicing	20	20	20	—	—	60	56	7
Guarantor servicing	15	15	16	—	(6)	40	77	(48)
Other servicing	24	22	23	9	4	72	70	3

Total servicing revenue	242	244	223	(1)	9	731	696	5
Contingency revenue	84	86	84	(2)	—	248	252	(2)
Other Business Services revenue	11	11	13	—	(15)	31	37	(16)

Total other income	337	341	320	(1)	5	1,010	985	3
Direct operating expenses	119	121	121	(2)	(2)	368	373	(1)
Restructuring expenses	1	—	—	100	100	2	5	(60)

Total expenses	120	121	121	(1)	(1)	370	378	(2)

Income from continuing operations, before income tax expense	220	222	203	(1)	8	648	620	5
Income tax expense	81	82	72	(1)	13	238	222	7

“Core Earnings”	$139	$140	$131	(1)%	6%	$410	$398	3%

Our Business Services segment earns intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $140 billion and $133 billion for the quarters ended September 30, 2011 and 2010 and $142 billion and $133 billion for the nine months ended September 30, 2011 and 2010, respectively. The increase in intercompany loan servicing revenue from the year-ago periods is primarily the result of the acquisition of the $25 billion FFELP Loan portfolio on December 31, 2010 which was partially offset by the amortization of the underlying portfolio as well as the FFELP Loans sold to ED as part of the Participation Program in 2010.

We are servicing approximately 3.4 million accounts under the ED Servicing Contract as of September 30, 2011. Third-party loan servicing fees in the third quarter of 2011 and the third quarter of 2010 included $16 million and $10 million, respectively, of servicing revenue related to the ED Servicing Contract. Our allocation of loans awarded for servicing under the ED contract increased from 22 percent to 26 percent for the contract year ending August 2012. The increase was driven primarily by our top ranking for default prevention performance results.

The decrease in Guarantor servicing revenue compared with the year-ago quarter and nine-month period was primarily due to 2010 legislation that eliminated the origination of new FFELP Loans, thereby eliminating Guarantor issuance fees on new FFELP Loans. Outstanding FFELP Loans on which we earn additional fees also declined.

Other servicing revenue includes account asset servicing revenue and Campus Solutions revenue. Account asset servicing revenue represents fees earned on program management, transfer and servicing agent services and administration services for our various 529 college-savings plans. Assets under administration in our 529 college savings plans totaled $34.5 billion as of September 30, 2011, a 28 percent increase from the year-ago quarter. Campus Solutions revenue is earned from our Campus Solutions business whose services include comprehensive financing and transaction processing solutions that we provide to college financial aid offices and students to streamline the financial aid process.

The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others.

(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Student loans	$10,839	$10,475	$9,781
Other	2,133	2,042	1,648

Total	$12,972	$12,517	$11,429

Other Business Services revenue is primarily transaction fees that are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company. Typically, a percentage of the purchase price of the consumer members’ eligible purchases with participating companies is set aside in an account maintained by us on behalf of our members.

Revenues related to services performed on FFELP Loans accounted for 78 percent of total segment revenues for both of the quarters ended September 30, 2011 and 2010, respectively, and 78 percent and 79 percent for the nine months ended September 30, 2011 and 2010, respectively.

On September 1, 2011, we completed the acquisition of SC Services & Associates, Inc., a provider of collections services to local governments and courts for delinquent traffic citations, court fees and probation fines. This acquisition will enhance and complement our other contingency collection businesses.

Operating Expenses — Business Services Segment

Operating expenses for the three and nine months ended September 30, 2011 decreased from the three and nine months ended September 30, 2010, primarily as a result of our cost cutting initiatives. Included in operating expenses for the first nine months of 2011 is approximately $33 million in third-party servicing costs associated with our acquisition of $25 billion in loans at the end of 2010. During third-quarter 2011, we began transitioning these loans to our own servicing platform and completed the transfer in October 2011. With the portfolio fully transitioned, the future servicing costs associated with these loans will decline significantly.

Other Segment

The following table includes “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	Sept. 30, 2011 vs. June 30, 2011	Sept. 30, 2011 vs. Sept. 30, 2010	September 30, 2011	September 30, 2010	Sept. 30, 2011 vs. Sept. 30, 2010
Net interest loss after provision	$(14)	$(10)	$(6)	40%	133%	$(37)	$(27)	37%
Gains on debt repurchases	—	—	18	—	(100)	64	199	(68)
Other	8	3	5	167	60	14	17	(18)

Total income	8	3	23	167	(65)	78	216	(64)
Direct operating expenses	2	—	2	100	—	10	7	43
Overhead expenses:
Corporate overhead	47	38	28	24	68	134	94	43
Unallocated information technology costs	30	31	34	(3)	(12)	92	96	(4)

Total overhead expenses	77	69	62	12	24	226	190	19

Operating expenses	79	69	64	14	23	236	197	20
Restructuring expenses	—	1	—	(100)	—	1	1	—

Total expenses	79	70	64	13	23	237	198	20

Loss from continuing operations, before income tax expense (benefit)	(85)	(77)	(47)	10	81	(196)	(9)	2,078
Income tax expense (benefit)	(31)	(29)	(14)	7	121	(71)	4	(1,875)

Net loss from continuing operations	(54)	(48)	(33)	13	64	(125)	(13)	862
Income (loss) from discontinued operations, net of taxes	23	11	(1)	109	2,400	33	(15)	320

“Core Earnings” (loss)	$(31)	$(37)	$(34)	(16)%	(9)%	$(92)	$(28)	229%

Purchased Paper Business

Our Purchased Paper businesses are presented as discontinued operations for the current and prior periods (see “Consolidated Earnings Summary — GAAP-basis” for a further discussion). We sold our Purchased Paper — Non-Mortgage business, resulting in a $35 million gain in the third quarter of 2011.

Gains on Debt Repurchases

We began repurchasing our outstanding debt in the second quarter of 2008. We repurchased $9 million and $882 million face amount of our senior unsecured notes for the quarters ended September 30, 2011 and 2010, respectively, and $894 million and $3.6 billion for the nine months ended September 30, 2011 and 2010, respectively.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock option expense. Unallocated information technology costs are related to infrastructure and operations.

The increase in corporate overhead for the three-month period ended September 30, 2011 compared with the three-month period ended September 30, 2010 was primarily the result of $15 million of additional expense related to the anticipated termination of our defined benefit pension plan due to changes in estimates related to the employee termination benefits as well as changes in interest rates.

The increase in corporate overhead for the nine-month period ended September 30, 2011 compared with the nine-month period ended September 30, 2010, was primarily the result of a change in the terms of our stock compensation plans, additional expense related to the anticipated termination of our defined benefit pension plan, and restructuring-related consulting expenses incurred in the first half of 2011. In the first quarter of 2011, we changed our stock compensation plans so that retirement eligible employees would not forfeit unvested stock compensation upon their retirement. This change had the effect of accelerating the future stock compensation expenses associated with these unvested stock grants into the current period for those retirement-eligible employees.

Financial Condition

This section provides additional information regarding the changes related to our loan portfolio assets and related liabilities as well as credit performance indicators related to our Consumer Lending portfolio.

Subsequent to the adoption of the new consolidation accounting guidance on January 1, 2010, our GAAP and “Core Earnings” loan portfolios are identical, as all of our securitization trusts are treated as on-balance sheet for GAAP now. Hence, in referencing the total loan portfolio, ending and average loan balances, provisions for loan losses and charge-offs, we no longer distinguish between the two as they are the same, unless otherwise noted.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$3,483	$—	$3,483	$2,339	$5,822
Grace and repayment	47,451	88,196	135,647	35,636	171,283

Total, gross	50,934	88,196	139,130	37,975	177,105
Unamortized premium/(discount)	868	850	1,718	(843)	875
Receivable for partially charged-off loans	—	—	—	1,192	1,192
Allowance for losses	(120)	(69)	(189)	(2,167)	(2,356)

Total student loan portfolio	$51,682	$88,977	$140,659	$36,157	$176,816

% of total FFELP	37%	63%	100%
% of total	29%	51%	80%	20%	100%

(1)	Loans for borrowers still attending school and are not yet required to make payments on the loan.

	June 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$4,109	$—	$4,109	$2,341	$6,450
Grace and repayment	47,933	89,006	136,939	35,176	172,115

Total, gross	52,042	89,006	141,048	37,517	178,565
Unamortized premium/(discount)	901	875	1,776	(861)	915
Receivable for partially charged-off loans	—	—	—	1,140	1,140
Allowance for losses	(119)	(70)	(189)	(2,043)	(2,232)

Total student loan portfolio	$52,824	$89,811	$142,635	$35,753	$178,388

% of total FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

(1)	Loans for borrowers still attending school and are not yet required to make payments on the loan.

	September 30, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$16,707	$—	$16,707	$4,183	$20,890
Grace and repayment	48,975	78,408	127,383	33,288	160,671

Total, gross	65,682	78,408	144,090	37,471	181,561
Unamortized premium/(discount)	1,119	1,573	2,692	(873)	1,819
Receivable for partially charged-off loans	—	—	—	979	979
Allowance for losses	(120)	(69)	(189)	(2,035)	(2,224)

Total student loan portfolio	$66,681	$79,912	$146,593	$35,542	$182,135

% of total FFELP	45%	55%	100%
% of total	36%	44%	80%	20%	100%

(1)	Loans for borrowers still attending school and are not yet required to make payments on the loan.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$52,399	$89,449	$141,848	$36,772	$178,620
% of FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

	Quarter Ended June 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$53,667	$90,332	$143,999	$36,784	$180,783
% of FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

	Quarter Ended September 30, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$67,265	$80,557	$147,822	$36,317	$184,139
% of FFELP	46%	54%	100%
% of total	36%	44%	80%	20%	100%

	Nine Months Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$53,856	$90,533	$144,389	$36,853	$181,242
% of FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

	Nine Months Ended September 30, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$65,326	$81,611	$146,937	$36,487	$183,424
% of FFELP	44%	56%	100%
% of total	36%	44%	80%	20%	100%

Student Loan Activity

	Quarter Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$52,824	$89,811	$142,635	$35,753	$178,388
Acquisitions and originations	400	466	866	1,152	2,018
Capitalized interest and premium/discount amortization	316	416	732	226	958
Consolidations to third parties	(543)	(250)	(793)	(16)	(809)
Sales	(187)	—	(187)	—	(187)
Repayments/defaults/other	(1,128)	(1,466)	(2,594)	(958)	(3,552)

Ending balance	$51,682	$88,977	$140,659	$36,157	$176,816

	Quarter Ended June 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$54,366	$91,192	$145,558	$35,966	$181,524
Acquisitions and originations	190	58	248	292	540
Capitalized interest and premium/discount amortization	360	370	730	330	1,060
Consolidations to third parties	(730)	(280)	(1,010)	(15)	(1,025)
Sales	(192)	—	(192)	—	(192)
Repayments/defaults/other	(1,170)	(1,529)	(2,699)	(820)	(3,519)

Ending balance	$52,824	$89,811	$142,635	$35,753	$178,388

	Quarter Ended September 30, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$67,457	$81,035	$148,492	$35,151	$183,643
Acquisitions and originations	1,058	76	1,134	955	2,089
Capitalized interest and premium/discount amortization	287	362	649	267	916
Consolidations to third parties	(598)	(217)	(815)	(11)	(826)
Sales	(217)	(71)	(288)	—	(288)
Repayments/defaults/other	(1,306)	(1,273)	(2,579)	(820)	(3,399)

Ending balance	$66,681	$79,912	$146,593	$35,542	$182,135

	Nine Months Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Acquisitions and originations	693	771	1,464	2,373	3,837
Capitalized interest and premium/discount amortization	998	1,157	2,155	850	3,005
Consolidations to third parties	(2,124)	(808)	(2,932)	(48)	(2,980)
Sales	(568)	—	(568)	—	(568)
Repayments/defaults/other	(3,569)	(4,540)	(8,109)	(2,674)	(10,783)

Ending balance	$51,682	$88,977	$140,659	$36,157	$176,816

	Nine Months Ended September 30, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance — GAAP-basis	$52,675	$68,379	$121,054	$22,753	$143,807
Consolidation of off-balance sheet loans(1)	5,500	14,797	20,297	12,341	32,638

Beginning balance — total portfolio	58,175	83,176	141,351	35,094	176,445
Acquisitions and originations	14,190	76	14,266	2,017	16,283
Capitalized interest and premium/discount amortization	885	1,046	1,931	944	2,875
Consolidations to third parties	(1,545)	(591)	(2,136)	(33)	(2,169)
Sales	(383)	(71)	(454)	—	(454)
Repayments/defaults/other	(4,641)	(3,724)	(8,365)	(2,480)	(10,845)

Ending balance	$66,681	$79,912	$146,593	$35,542	$182,135

(1)	On January 1, 2010, upon the adoption of the new consolidation accounting guidance, all off-balance sheet loans are included in the GAAP-basis.

Private Education Loan Originations

Total Private Education Loan originations increased 29 percent from the year-ago quarter to $1.1 billion in the quarter ended September 30, 2011 and 20 percent in the first nine months of 2011 compared with the year-ago period.

The following table summarizes our Private Education Loan originations.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Private Education Loan originations	$1,077	$264	$835	$2,281	$1,894

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	Private Education Loan Delinquencies
	September 30, 2011		June 30, 2011		September 30, 2010
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$7,693		$7,216		$10,517
Loans in forbearance(2)	1,360		1,430		1,170
Loans in repayment and percentage of each status:
Loans current	25,945	89.7%	25,994	90.0%	22,926	88.9%
Loans delinquent 31-60 days(3)	1,032	3.6	963	3.4	907	3.5
Loans delinquent 61-90 days(3)	509	1.7	575	2.0	489	1.9
Loans delinquent greater than 90 days(3)	1,436	5.0	1,339	4.6	1,462	5.7

Total Private Education Loans in repayment	28,922	100.0%	28,871	100.0%	25,784	100.0%

Total Private Education Loans, gross	37,975		37,517		37,471
Private Education Loan unamortized discount	(843)		(861)		(873)

Total Private Education Loans	37,132		36,656		36,598
Private Education Loan receivable for partially charged-off loans	1,192		1,140		979
Private Education Loan allowance for losses	(2,167)		(2,043)		(2,035)

Private Education Loans, net	$36,157		$35,753		$35,542

Percentage of Private Education Loans in repayment		76.2%		77.0%		68.8%

Delinquencies as a percentage of Private Education Loans in repayment		10.3%		10.0%		11.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.5%		4.7%		4.3%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		68.7%		66.0%		62.2%

(1)

Loans for borrowers who may still be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 and for the nine months ended September 30, 2011 and 2010.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Allowance at beginning of period — GAAP-basis	$2,043	$2,034	$2,042	$2,022	$1,443
Consolidation of off-balance sheet loans(1)	—	—	—	—	524

Allowance at beginning of period — total portfolio	2,043	2,034	2,042	2,022	1,967
Provisions for Private Education Loan losses(2)	384	265	330	924	1,004
Charge-offs	(272)	(263)	(348)	(809)	(968)
Reclassification of interest reserve	12	7	11	30	32

Allowance at end of period	$2,167	$2,043	$2,035	$2,167	$2,035

Charge-offs as a percentage of average loans in repayment (annualized)	3.7%	3.7%	5.4%	3.8%	5.1%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	3.6%	3.5%	5.1%	3.6%	4.9%
Allowance as a percentage of the ending total loan balance	5.5%	5.3%	5.3%	5.5%	5.3%
Allowance as a percentage of ending loans in repayment	7.5%	7.1%	7.9%	7.5%	7.9%
Average coverage of charge-offs (annualized)	2.0	1.9	1.5	2.0	1.6
Ending total loans(3)	$39,167	$38,657	$38,450	$39,167	$38,450
Average loans in repayment	$28,819	$28,489	$25,616	$28,481	$25,151
Ending loans in repayment	$28,922	$28,871	$25,784	$28,922	$25,784

(1)	On January 1, 2010, upon the adoption of the new consolidation accounting guidance, all off-balance sheet loans are included in the GAAP-basis.

(2)

See “Recently Adopted Accounting Standards – Troubled Debt Restructurings” for a discussion regarding the impact of adopting new accounting guidance related to TDRs in the third quarter of 2011, which increased provisions for loan losses by $124 million.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for the traditional and non-traditional Private Education Loans at September 30, 2011, June 30, 2011 and September 30, 2010.

	September 30, 2011			June 30, 2011			September 30, 2010
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$35,005	$4,162	$39,167	$34,419	$4,238	$38,657	$33,990	$4,460	$38,450
Ending loans in repayment	26,240	2,682	28,922	26,134	2,737	28,871	23,063	2,721	25,784
Private Education Loan allowance for losses	1,487	680	2,167	1,363	680	2,043	1,180	855	2,035
Charge-offs as a percentage of average loans in repayment (annualized)	2.9%	11.5%	3.7%	2.8%	12.5%	3.7%	3.9%	17.6%	5.4%
Allowance as a percentage of total ending loan balance	4.2%	16.3%	5.5%	4.0%	16.0%	5.3%	3.5%	19.2%	5.3%
Allowance as a percentage of ending loans in repayment	5.7%	25.4%	7.5%	5.2%	24.8%	7.1%	5.1%	31.4%	7.9%
Average coverage of charge-offs (annualized)	1.9	2.2	2.0	1.9	2.0	1.9	1.3	1.8	1.5
Delinquencies as a percentage of Private Education Loans in repayment	8.6%	26.6%	10.3%	8.3%	25.9%	10.0%	9.1%	28.1%	11.1%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	4.0%	14.3%	5.0%	3.7%	13.2%	4.6%	4.5%	16.0%	5.7%
Loans in forbearance as a percentage of loans in repayment and forbearance	4.3%	6.7%	4.5%	4.5%	7.0%	4.7%	4.1%	6.1%	4.3%
Loans that entered repayment during the period(2)	$843	$46	$889	$1,010	$103	$1,113	$1,071	$83	$1,154
Percentage of Private Education Loans with a cosigner	65%	29%	61%	64%	29%	60%	63%	28%	59%
Average FICO at origination	726	624	717	725	624	716	725	623	715

(1)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan loss, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At September 30, 2011, loans in forbearance status as a percentage of loans in repayment and forbearance were 6.6 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.4 percent for loans that have been in active repayment status for more than 48 months. Approximately 80 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

(Dollars in millions) September 30, 2011	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
	1 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$7,693	$7,693
Loans in forbearance	897	194	127	66	76	—	1,360
Loans in repayment — current	7,561	5,657	4,480	3,163	5,084	—	25,945
Loans in repayment — delinquent 31-60 days	491	208	146	79	108	—	1,032
Loans in repayment — delinquent 61-90 days	270	93	65	33	48	—	509
Loans in repayment — delinquent greater than 90 days	742	307	183	88	116	—	1,436

Total	$9,961	$6,459	$5,001	$3,429	$5,432	$7,693	37,975

Unamortized discount							(843)
Receivable for partially charged-off loans							1,192
Allowance for loan losses							(2,167)

Total Private Education Loans, net							$36,157

Loans in forbearance as a percentage of loans in repayment and forbearance	9.0%	3.0%	2.5%	1.9%	1.4%	—%	4.5%

(Dollars in millions) June 30, 2011	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
	1 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$7,216	$7,216
Loans in forbearance	990	200	118	57	65	—	1,430
Loans in repayment — current	8,254	5,844	4,131	3,040	4,725	—	25,994
Loans in repayment — delinquent 31-60 days	487	192	127	65	92	—	963
Loans in repayment — delinquent 61-90 days	327	108	66	32	42	—	575
Loans in repayment — delinquent greater than 90 days	735	281	150	73	100	—	1,339

Total	$10,793	$6,625	$4,592	$3,267	$5,024	$7,216	37,517

Unamortized discount							(861)
Receivable for partially charged-off loans							1,140
Allowance for loan losses							(2,043)

Total Private Education Loans, net							$35,753

Loans in forbearance as a percentage of loans in repayment and forbearance	9.2%	3.0%	2.6%	1.8%	1.3%	—%	4.7%

(Dollars in millions) September 30, 2010	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
	1 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$10,517	$10,517
Loans in forbearance	821	161	92	45	51	—	1,170
Loans in repayment — current	8,087	5,160	3,662	2,480	3,537	—	22,926
Loans in repayment — delinquent 31-60 days	499	182	101	52	73	—	907
Loans in repayment — delinquent 61-90 days	301	85	45	25	33	—	489
Loans in repayment — delinquent greater than 90 days	857	315	137	66	87	—	1,462

Total	$10,565	$5,903	$4,037	$2,668	$3,781	$10,517	37,471

Unamortized discount							(873)
Receivable for partially charged-off loans							979
Allowance for loan losses							(2,035)

Total Private Education Loans, net							$35,542

Loans in forbearance as a percentage of loans in repayment and forbearance	7.8%	2.7%	2.3%	1.7%	1.4%	—%	4.3%

In 2009, we reduced the amount of time a loan will spend in forbearance, thereby increasing our ongoing contact with the borrower to encourage consistent repayment behavior once the loan is returned to a current repayment status. As a result, the balance of loans in a forbearance status as of month-end has decreased since 2008. The monthly average number of loans granted forbearance as a percentage of loans in repayment and forbearance increased to 5.3 percent in the third quarter of 2011 compared with the year-ago quarter of 5.1 percent. As of September 30, 2011, 3.0 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of September 30, 2011 (borrowers made payments on approximately 21 percent of these loans immediately prior to being granted forbearance).

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. There was $143 million in provision for Private Education Loan losses recorded in the quarter to reflect possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans (see “Consumer Lending Segment – Private Education Loans Provision for Loan Losses and Charge-Offs” for a further discussion).

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 and the nine months ended September 30, 2011 and 2010.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Receivable at beginning of period — GAAP-basis	$1,140	$1,090	$888	$1,039	$499
Consolidation of off-balance sheet trusts(1)	—	—	—	—	229

Receivable at beginning of period	1,140	1,090	888	1,039	728
Expected future recoveries of current period defaults(2)	100	94	126	292	348
Recoveries(3)	(39)	(37)	(29)	(115)	(78)
Charge-offs(4)	(9)	(7)	(6)	(24)	(19)

Receivable at end of period	$1,192	$1,140	$979	$1,192	$979

(1)	Upon the adoption of the new consolidation accounting guidance on January 1, 2010, we consolidated all of our off-balance sheet securitization trusts.

(2)

Remaining loan balance expected to be collected from contractual loan balances partially charged-off during the period. This is the difference between the defaulted loan balance and the amount of the defaulted loan balance that was charged off.

(3)	Current period cash collections of amounts originally expected to be recovered.

(4)	Represents the current period recovery shortfall – the difference between what was expected to be collected and what was actually collected.

Liquidity and Capital Resources

Recent market volatility has elevated the potential cost of capital markets issuance. Regardless, we continue to expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $3.6 billion of senior unsecured notes to mature in the next twelve months, primarily through our current cash and investment position and the collection of additional bank deposits, the very predictable operating cash flows provided by earnings and repayment of principal on unencumbered student loan assets, distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on FFELP ABCP Facilities and the facility with the Federal Home Loan Bank in Des Moines (the “FHLB-DM Facility”); and we may also issue term ABS and unsecured debt.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term on a programmatic basis. We have $1.1 billion of cash at the Bank as of September 30, 2011 available to fund future originations.

Sources of Liquidity and Available Capacity

The following tables detail our main sources of primary liquidity and our main sources of secondary liquidity (unused secured credit facilities contingent upon obtaining eligible collateral) outstanding at September 30, 2011, June 30, 2011 and December 31, 2010 and the average balances for the three months ended September 30, 2011, June 30, 2011 and September 30, 2010 and for the nine months ended September 30, 2011 and 2010.

	As of
(Dollars in millions)	September 30, 2011	June 30, 2011	December 31, 2010
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Cash and cash equivalents	$3,523	$4,145	$4,342
Investments	76	83	85

Total unrestricted cash and liquid investments(1)	$3,599	$4,228	$4,427

Unencumbered FFELP Loans	$1,005	$855	$1,441
Sources of secondary liquidity contingent on obtaining eligible collateral:
Unused secured credit facilities: FFELP ABCP Facilities and FHLB-DM Facility(2)	$10,972	$10,728	$12,601

(1)

At September 30, 2011, June 30, 2011 and December 31, 2010, ending balances include $1.1 billion, $1.4 billion and $2.0 billion, respectively, of cash and liquid investments at the Bank. This cash will be used primarily to originate or acquire student loans.

(2)

Current borrowing capacity under the FFELP ABCP Facilities and FHLB-DM Facility is determined based on qualifying collateral from the unencumbered FFELP Loans reported in primary liquidity above. Additional borrowing capacity would primarily be used to fund FFELP Loan portfolio acquisitions and to refinance FFELP Loans used as collateral in the ED Conduit Program Facility. The total amount we can borrow is contingent upon obtaining eligible collateral. If we use our unencumbered FFELP Loans as collateral to borrow against these facilities, the remaining amount we could borrow is reduced accordingly.

	Average Balances			Average Balances
	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in millions)	2011	2011	2010	2011	2010
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Cash and cash equivalents	$4,025	$3,404	$6,127	$3,886	$6,150
Investments	130	101	85	103	96

Total unrestricted cash and liquid investments(1)	$4,155	$3,505	$6,212	$3,989	$6,246

Unused bank lines of credit	$—	$—	$1,590	$—	$2,451
Unencumbered FFELP Loans	$873	$1,673	$1,753	$1,571	$1,978
Sources of secondary liquidity contingent on obtaining eligible collateral:
Unused secured credit facilities: FFELP ABCP Facilities and FHLB-DM Facility(2)	$10,867	$11,408	$13,953	$11,436	$12,647

(1)

For the three months ended September 30, 2011, June 30, 2011 and September 30, 2010, average balances include $1.4 billion, $1.0 billion and $2.7 billion, respectively, of cash and liquid investments at the Bank. For the nine months ended September 30, 2011 and 2010, average balances include $1.3 billion and $2.5 billion, respectively, of cash and liquid investments at the Bank.

(2)

Current borrowing capacity under the FFELP ABCP Facilities and FHLB-DM Facility is determined based on qualifying collateral from the unencumbered FFELP Loans reported in primary liquidity above. Additional borrowing capacity would primarily be used to fund FFELP Loan portfolio acquisitions and to refinance FFELP Loans used as collateral in the ED Conduit Program Facility. The total amount we can borrow is contingent upon obtaining eligible collateral. If we use our unencumbered FFELP Loans as collateral to borrow against these facilities, the remaining amount we could borrow is reduced accordingly.

In addition to the assets listed in the table above, we hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. At September 30, 2011, we had a total of $21.7 billion of unencumbered assets (which includes the assets that comprise our primary liquidity and are available to serve as collateral for our secondary liquidity), excluding goodwill and acquired intangibles. Total student loans, net, comprised $12.0 billion of our unencumbered assets of which $11.0 billion and $1.0 billion related to Private Education Loans, net and FFELP Loans, net, respectively.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	September 30, 2011	June 30, 2011	September 30, 2010
Net assets of consolidated variable interest entities (encumbered assets)	$12.7	$12.4	$13.1
Tangible unencumbered assets(1)	21.7	21.4	24.4
Unsecured debt	(25.6)	(24.9)	(30.2)
Mark-to-market on unsecured hedged debt(2)	(2.0)	(1.6)	(2.4)
Other liabilities, net	(2.5)	(2.8)	(.8)

Total tangible equity	$4.3	$4.5	$4.1

(1)	Excludes goodwill and acquired intangible assets.
(2)

At September 30, 2011, June 30, 2011 and September 30, 2010, there were $1.7 billion, $1.4 billion and $2.1 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings at September 30, 2011, June 30, 2011, and September 30, 2010.

	September 30, 2011			June 30, 2011			September 30, 2010
(Dollars in millions)	Short Term	Long Term	Total “Core Earnings” Basis	Short Term	Long Term	Total “Core Earnings” Basis	Short Term	Long Term	Total “Core Earnings” Basis
Unsecured borrowings:
Senior unsecured debt	$3,553	$15,543	$19,096	$2,464	$16,787	$19,251	$3,422	$19,177	$22,599
Brokered deposits	1,552	1,652	3,204	1,550	1,654	3,204	1,618	3,263	4,881
Retail and other deposits	1,959	—	1,959	1,487	—	1,487	1,079	—	1,079
Other(1)	1,286	—	1,286	1,004	—	1,004	1,666	—	1,666

Total unsecured borrowings	8,350	17,195	25,545	6,505	18,441	24,946	7,785	22,440	30,225

Secured borrowings:
FFELP Loans securitizations	—	108,081	108,081	—	109,524	109,524	—	98,803	98,803
Private Education Loans securitizations	—	21,362	21,362	—	21,815	21,815	—	21,917	21,917
ED Conduit Program facility	21,967	—	21,967	22,756	—	22,756	15,426	—	15,426
ED Participation Program facility	—	—	—	—	—	—	20,226	—	20,226
ABCP borrowings	257	4,987	5,244	314	5,000	5,314	1,152	4,827	5,979
Acquisition financing(2)	—	964	964	—	1,010	1,010	—	—	—
FHLB-DM facility	1,000	—	1,000	1,000	—	1,000	525	—	525
Indentured trusts	—	1,089	1,089	—	1,125	1,125	2	1,330	1,332

Total secured borrowings	23,224	136,483	159,707	24,070	138,474	162,544	37,331	126,877	164,208

Total	$31,574	$153,678	$185,252	$30,575	$156,915	$187,490	$45,116	$149,317	$194,433

(1)	“Other” primarily consists of cash collateral held related to derivative exposures that are recorded as a short-term debt obligation.

(2)	Relates to the acquisition of $25 billion of student loans at the end of 2010.

Transactions during the Third-Quarter 2011

We repurchase our outstanding unsecured debt in both open-market repurchases and public tender offers. Repurchasing debt helps us to better manage our short-term and long-term funding needs by utilizing current excess liquidity to reduce future obligations related to our unsecured borrowings at favorable pricing. In the third quarter of 2011, we repurchased $9 million face amount of our senior unsecured notes in the aggregate, with maturity dates from 2011.

In the third-quarter 2011, we paid $144 million to repurchase 9.5 million common shares on the open market as part of our previously announced $300 million share repurchase program authorization. We have fully utilized the entire amount of this authorization, acquiring a total amount of 19.1 million shares for $300 million. We declared and paid a $.10 per share dividend during the third quarter of 2011.

Recent Fourth-Quarter 2011 Transactions

On October 5, 2011, the Company closed on a $3.4 billion asset-backed commercial paper facility which matures in January 2014. This facility will provide, subject to certain conditions, the financing to call the 2009-B and 2009-C Private Education Loan trust securities. The securities are first callable in November 2011 and January 2012, respectively. The cost of borrowing under the facility is expected to be commercial paper issuance cost plus 1.10 percent, excluding up-front commitment and unused fees.

Recently Adopted Accounting Standard – Troubled Debt Restructurings

On July 1, 2011, we adopted Accounting Standards Update No. 2011-02, Receivables (Topic 310), “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” This new guidance clarifies when a loan restructuring constitutes a troubled debt restructuring. In applying the new guidance we have determined that certain Private Education Loans for which we have granted forbearance of greater than three months are troubled debt restructurings. If a loan meets the criteria for troubled debt accounting then an allowance for loan loss is established which represents the present value of the losses that are expected to occur over the remaining life of the loan. This accounting results in a higher allowance for loan losses than our previously established allowance for these loans as our previous allowance for these loans represented an estimate of charge-offs expected to occur over the next two years (two years being our loss confirmation period). The new accounting guidance was effective as of July 1, 2011 but was required to be applied retrospectively to January 1, 2011. This resulted in $124 million of additional provision for loan losses in the third quarter of 2011 from approximately $3.8 billion of student loans being classified as troubled debt restructurings. This new accounting guidance is only applied to certain borrowers who use their fourth or greater month of forbearance during the time period this new guidance is effective. This new accounting guidance has the effect of accelerating the recognition of expected losses related to our Private Education Loan portfolio. The increase in the provision for losses as a result of this new accounting guidance does not reflect a decrease in credit expectations of the portfolio or an increase in the expected life of loan losses related to this portfolio. We believe forbearance is an accepted and effective collections and risk management tool for private student loans (see “Financial Condition — Consumer Lending Portfolio Performance — Allowance for Private Education Loan Losses” for a further discussion). As a result, we expect to have additional loans treated as troubled debt restructurings in the future.